AGREEMENT TO RESTRUCTURE

         This Agreement to Resutrcture ("Restructuring Agreement") is entered into between Universal Beverage Holding Corporation and Universal Beverages, Inc. (collectively "Universal"), 7563 Philips Highway, Jacksonville, Florida, 32256 and Roberto and Barbara Rial and Lasse and Eva Moe (collectively "Lenders").

         WHEREAS, Universal is alleged to currently be in default on certain Notes and a Security Agreement (the "Notes and Security Agreement") entered into with Lenders, copies of which are attached hereto as Exhibit A, which is the subject of the suit currently filed under Case No. 99-262255 CA in the Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County, Florida (the "Action"): and

         WHEREAS, Universal desires additional time up to and March 31, 2000 to satisfy certain conditions as set forth below; and

         WHEREAS, Universal and Lenders have agreed to restructure the outstanding obligations to Lenders subject to the terms and conditions set forth below:

         NOW THEREFORE, Universal and LEnders agree to the following terms and conditions:

         1. Lenders have granted Universal up to and including March 31, 2000 (the "closing date") to obtain the following:

                  a. Executed agreements from other major debt holders, including SBIC, Altamonte Capital, Bridge Bank, and American Access, converting Universal's indebtedness into equity positions. Said agreements shall evidence the release of all security interst pledged by Universal to said debt holder and shall not contain any continuing or new pledge of any security interest by Universal. Universal shall also provide Lender with copies of the Notes representing all outstanding debt owed by Universal to Cydelle Mendius and Telcoa/Bob Doland.

                  b. A financing commitment for a minimum of $1,500,000 of the $4,000,000 investment financing proposed under the conditions that all investment financing be made in exchange for preferred shares of the same or substantially similar class as those proposed to be given to Lenders as part of the restructuring. Said investment shall not be secured by any asset of Universal, or if assets are pledged as security, any sums due and owed to Lenders shall have priority. Such priority shall be expressly agreed to by investors.

                  c. Universal obtains a fully executed vendor agreement to supply Walmart stores and an associated document vendor number and approval to supply.

AGREEMENT TO RESTRUCTURE
Page 2 of 4


                  d. Universal obtains fully extended agreements to the bottled water promotional rights of the Jacksonville Jaguars of the National Football League.

                  e. Universal provides written evidence that all current major security interests in any of Universal's plant, equipment, proceeds, etc., have been extingushed and not security interests are granted as party of any investment financing, with the exception of the Security Agreement held by Cydelle Mendius, which will be amended so as to not to included any plant or equipment of Universal. Universal will provide to Lenders copies of all Security Agreements or financing statements that remain outstanding.

                  f. Execution of all collateral agreements with Lenders including, but not limited to, escrow agreement, etc., related to payments and other transfers made pursuant to Section 2 regarding restructuring.

                  g. Execution of pledge agreement from Capital International SBIC, L.P. and/or its principal, John Zelaya, assigning and pledging _________ shares of Universal stock valued at $50,000, to placed in escrow and transferred to Lenders at closing.

                  No later that March 24, 2000, Universal will provide to Lenders copies of the documents evidencing the above, which documents do not have to be executed until March 31, 2000, and the production and execution of said documents in full by March 31, 2000, is understood by Universal be a condition precedent to closing.

         2. Upon full satisfaction of the conditions set forth in Section 1 as determined by Lenders, Lenders agree to restructure Universal's current indebtedness as follows:

                  a. Universal will make a $250,000 each payment to Lenders from escrow at the time of closing the first funding of the investments financing as discussed in Paragraph 1(b).

                  b. Universal agrees to execute a Note at the time of closing in the amount of $55,000 payable to lenders in thirty-six (36) monthly installments at an interest rate of 8% per annum. The terms of said Note shall be as approved by Lenders.

                  c. The remaining balance of all debt due Lenders by Universal, including all accrued interest, legal fees and associated costs, shall be converted to a special class of Preferred Stock with a 10% preferred dividend Universal represents and warrants that said of preferred stock

AGREEMENT TO RESTRUCTURE
Page 3 of 4

                           will not be subordinate to any other class of preferred stock. As a condition precedent to closing, Universal shall provide Lenders copies of all preferred stock agreements entered into as part of this restructuring to any of the parties designated in Section 1a and with all of the investors providing financing as referenced in Section 1b.

                  d. The Preferred Stock shall be convertible into common stock of the parent corporation at 80% of the prevailing market price at any time after one year of the closing date or such other terms as the Lender may approve.

                  e. Universal will issue Lender 180,000 warrants to purchase Universal common stock as follows: 60,000 at $1.00 per share, 60,000 at $3.00 per share, 60,000 at
                           $5.00 per share. Said warrants shall be registered within a reasonable time by Universal in the form required by the SEC.

                  f. Lenders shall have the right to appoint a member of the Board of Directors of Universal. Said right to appoint a memeber of the Board of Directors shall remain in effect until such time as the preferred stock is outstanding or until such time as the Note entered into pursuant to Paragraph 2b remains unpaid, whichever is longer.

                  All payments or transfers to be made to Lenders under this Section shall be performed not later than the closing date, or Universal shall be deemed in default of this Restructuring Agreement. All agreements to be executed and delivered to Lenders pursuant to this section shall be subject to approval by Lenders.

         3. Upon delivery of all executed agreements and payments by Universal to Lenders as set forth in Section 1 and Section 2 of this Restructuring Agreements, the Notes and Security Agreement shall be cancelled and returned to Universal, and the Action shall be dismissed with prejudice, all parties to bear their own attorney's fees and costs, with the exception of those attorney's fees and costs incurred by Lenders shall be included in the value of the Preferred Stock as set forth in Section 2c. The stipulation and Consent Judgement referred to in Section 4 hereof shall no longer be of any force or effect and shall be be null and void.

         4. Universal shall, upon execution of this Restructuring Agreement, deliver to Stephen C. Irick, Jr., of Hayden and Miliken, P.A., a Stipulation in the form attached as Exhibit "1" for the entry of a Consent Judgement against Universal in (the "Action"), in the form attached as Exhibit "2". Mr. Irick, or his designee, shall hold the Stipulation in escrow and may file the consent judgment upon failure of Universal to satisfy the conditions set forth herein by the closing date upon the filing of an affidavit setting forth

AGREEMENT TO RESTRUCTURE
Page 4 of 4

                  the particular failure or default of Universal without prior to notice or consent of Universal, provided, however, that lenders or their attorneys shall serve a copy of the affidavit upon Universal's attorneys at the time of filing same. If the Stipulation is filed, Universal understands that judgement will be entered in that certain suit for all outstanding indebtedness owed by Universal to Lenders as well as judgment on the outstanding Security Agreement.

         5. TIME OF CLOSING: The time of closing, otherwise referred to as the "closing date" is undestood to be on or March 31, 2000. Any extensions granted with respect to the time of closing is at the sole digression of Lenders and must be evidenced in writing to be effective.

         This Restructuring Agreement constitues the entire agreement between the parties hereto, and may not be modified except by written modification or amendments executed on behalf of the parties against which the modification is sought to be enforced and shall be construed under Florida Law.

         This Restructuring Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.


ROBERTO RIAL and BARBARA RIAL              LASSE and EVA MOE
By: /s/ ROBERTO RIAL    Date: 3/20/2000    By: /s/ [ILLEGIBLE]     Date: 3/15/2000
   -------------------       ----------       --------------------      ----------

By: /s/ BARBARA RIAL    Date: 3/20/2000    By: /s/ EVA MOE         Date: 3/15/2000
   -------------------       ----------        --------------------     ----------


UNIVERSAL BEVERAGES HOLDING CORP.          UNIVERSAL BEVERAGES, INC.

By: /s/ [ILLEGIBLE]     Date: 3/18/2000    By: /s/ [ILLEGIBLE]     Date: 3/08/2000
   -------------------       ----------       --------------------      ----------

                     AMENDMENT TO AGREEMENT TO RESTRUCTURE

         This Amendment, dated as of March 31, 2000 (the "Amendment"), to the Agreement to Restructure dated March 20, 2000 (the "Agreement"), by and between Universal Beverages Holdings Corporation, a Florida corporation, ("UBHC"), Universal Beverages, Inc., a Florida corporation ("UBI") (collectively, UBHC and UBI shall be referred to as "Universal") and Roberto and Barbara Rial and Lasse and Eva Moe (collectively, the "Lenders") (collectively, the "First Amendment" and the Agreement shall be referred to as the "Amended Agreement").

                                   RECITALS:

         A. All terms not herein defined shall have the meanings set forth in the Agreement.

         B. The parties have had several discussions about restructuring the outstanding obligations to the Lenders and they wish to set forth the final terms and conditions of their restructuring agreement in this Amendment.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto intending to be legally bound agree as follows:

         1. The Lenders acknowledge and agree that Universal has satisfied all the terms, conditions and other agreements set forth in Section 1 of the Agreement, to their full satisfaction, or they have agreed to waive compliance with the terms, conditions and requirements set forth in Section 1(a) - (g) of the Agreement. The Lenders agree that this Amendment sets forth the final rights and obligations of the parties.

         2. It is the intent of both parties that the Amended Agreement release Universal from any and all obligations under the (a) Notes, including, but not limited to any and all outstanding indebtedness under the Notes, accrued interest, penalties, and any and all fees, costs or charges of any other type or nature under the Notes (the "Note Indebtedness"), (b) the Security Agreement,
(c) any and all other documents that are related directly or indirectly to the Notes (collectively,the "Loan Documents") and (d) any and all legal fees or costs of any other type or nature directly or indirectly related to this Amended Agreement or the Notes ("Additional Indebtedness"). The Note Indebtedness and the Additional Indebtedness shall be collectively referred to as the "Indebtedness". All references to "Lenders" shall refer to each of the Lenders, individually, and to the Lenders, as husband and wife, with respect to Robert and Barbara Rial, and Lasse and Eva Moe, as husband and wife, and to any and all combinations of such parties, individually or jointly.

         3. Each of the Lenders, individually and jointly, have agreed to forgive any Indebtedness that Universal owes directly or indirectly under the Notes in exchange for receiving (a) $250,000 in cash, plus (b) a new note for $50,000 bearing interest at 8% per annum payable in 36 equal monthly installments, plus (c) 31,500 shares of Universal's Series D Convertible Preferred Stock, plus (d) 180,00 warrants to purchase Universal's common stock as follows: 60,000 at $1.00 per share, 60,000 at $3.00 per share and 60,000 at $5.00 per share. Copies of the

Note, Warrants and Series D Preferred Stock are attached hereto as Exhibits "A, " "B" and "C" and incorporated herein by this reference. The Warrants will have "piggyback" registration rights to be included in a registration statement filed by the Company. The Lenders agree that they will send Universal written notice of their nominee to the Company's Board of Directors said right to appoint a member of the Board of Directors shall remain in effect until such time as the Series D preferred stock is outstanding or until such time as the Note remains unpaid, whichever is longer.

         4. Effective as of the date of this Amendment, each Lender, jointly and severally, agrees and acknowledges that all Indebtedness due and owing directly or indirectly under the Note is hereby extinguished and canceled. Each Lender also agrees that the Notes, the Security Agreement and any other Loan Documents are deemed to be null, void and of no further force and effect. The Lenders agreed that they will file UCC-3 Termination Statement with the Florida Secretary of State and any other fillings offices to terminate any security interests that it may have in Universals' assets. Each of the Lenders acknowledge and agree that the Stipulation for the entry of a Consent Judgement is null, void and of no further force or effect and that within one business day after the execution of this Agreement, they will file all papers that are required to voluntarily dismiss its Action with prejudice in the Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County, Florida.

         5. In order to evidence the cancellation of the Indebtedness under the Notes, the Lenders agree that they will write "PAID IN FULL" on the original Note, initial such phrases and return the original Notes to Universal. The Lenders also agree that they will handwrite "CANCELED" on each of the original Loan Documents, initial such phrase and return each of the original Loan Documents to Universal.

         6. The Lenders acknowledge and agree that the terms and conditions of the Series D Convertible Preferred Stock is satisfactory to them and they have reviewed the Articles of Amendment of the Company. The Lenders understand that the Series D Convertible Preferred Stock is subordinate to the Series A Convertible Preferred Stock (no shares are issued and outstanding), the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock with respect to dividends. The Lenders understand that the Series D Stock is subordinate to the Series A Stock and the Series B Stock with respect to liquidation rights and is pari passu with the Series C, Series D, Series E and Series F Stock with respect to liquidation rights.

         7. The Lenders, jointly and severally, hereby releases UBHC, UBI and each and every one of their respective directors, officers, employees, representatives, legal counsel, agents, subsidiaries, or affiliates (collectively, the "Affiliates") from all claims, causes of action, damages, judgements, agreements and demands whatsoever, whether liquidated or unliquidated, contingent or fixed, determined or undetermined, known or unknown, at law or in equity, which it has had, now has, or may hereinafter have against UBHC. UBI or its Affiliates for any matter whatsoever arising directly or indirectly out of or relating to this Amended Agreement arising from the beginning of the world to the end of the world. The Lenders, jointly and severally, agree never to institute or cause to be instituted any suit or any form or action or proceeding of any kind or nature against UBHC, UBI or its Affiliates by reason of or in connection with any of the actions or matters released hereinabove and that this Release shall be construed broadly to protect UBHC and UBI and their Affiliates. However, the forgoing release shall not apply to any breaches by Universal of their obligations under this Amended Agreement.

         8. In connection with UBHC's agreement to issue the Series D Shares pursuant to the terms of the Amended Agreement, the Lenders, jointly and severally, hereby makes the following representations, warranties and agreements and confirms the following understandings:

         (a) The Lenders are acquiring the Series D Shares for their own account and for investment purposes only, within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with no intention of assigning any participation or interest therein and no view to the distribution thereof.

         (b) The Lenders understood that the sale of the Series D Shares is not being registered, on the basis that the issuance of the Series D Shares is exempt from registration under the Securities Act and rules and regulations promulgated thereunder, as a transaction by an issuer not involving any public offering, and that reliance on such exemption is predicated, in part, on each of the Lenders' representations and warranties contained in this Amendment.

         (c) The Lenders understand that there are substantial restrictions on the transferability of the Series D Shares; the Series D Shares will contain a restrictive legend; the investors in UBHC have no rights to require that the Shares be registered under the Securities Act and there is not expected to be a market for the resale of the Series D Shares. Accordingly, the undersigned may have to hold the Series D Shares for a substantial period of time and it may not be possible for the undersigned to liquidate its investment in UBHC.

         (d) The Lenders have had the opportunity to conduct a due diligence review of Universal and ask representatives of Universal questions about Universal's business and financial condition and the terms of this exchange offer and related restructuring, and had had access to material books, records and contracts of Universal. The Lenders have had the opportunity to conduct a due diligence review of Universal and ask representatives of Universal questions about Universal's business and financial condition and the terms of this exchange offer and related restructuring, and had had access to material books, records and contracts of Universal.

         (e) Each Lender, jointly and severally, represents and warrants that he, she and they have full title, right and interest in and to each of the Loan Documents and he, she and they, jointly and severally, have not assigned, hypothecated, transferred or otherwise sold their interest in any of the Loan Documents.

         9. This Amendment supersedes the Amendment to the Agreement that was signed by the parties as of March 31, 2000 (the "Previous Amendment") and upon signing of this Amendment, the Previous Amendment is hereby deemed to be cancelled, null and of no force and effect. This Amendment, together with the Agreement, as modified hereby, constitutes the entire agreement between the parties. The Amended Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Amendment may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

         10. The Amended Agreement shall not be assignable by any party, and shall not be altered or otherwise amended except pursuant to a writing executed by all of the parties hereto. This Amended Agreement will be binding upon, inure to the benefit of and be enforceable by and against the respective successors and assigns of the parties hereto.

         11. The parties agree to executed and deliver all such further documents, agreements and instruments and take such other and further actions as may be necessary or appropriate to carry out the purposes and intent of this Amended Agreement.

         12. The Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Any facsimile copy of a manually executed original shall be deemed a manually executed original.

         In Witness Whereof, the parties have executed this Amendment on the date first above written.

ATTEST:                                 UNIVERSAL BEVERAGES HOLDINGS
                                        CORPORATION

                                        By:
                                        ----------------------------------------


ATTEST:                                 UNIVERSAL BEVERAGES, INC.

                                        By:
                                        ----------------------------------------




Note Holders:


/s/ Barbara Rial
----------------------
BARBARA RIAL


----------------------
ROBERTO RIAL

/s/ Lasse Moe
----------------------
LASSE MOE

/s/ Eva Moe
----------------------
EVA MOE